Exhibit 99.1

CONTACT: Philip Morris International
         http://www.www.philipmorrisinternational.com


                     THE CHINA NATIONAL TOBACCO CORPORATION
                         AND PHILIP MORRIS INTERNATIONAL
   ANNOUNCE THE ESTABLISHMENT OF A LONG-TERM STRATEGIC COOPERATIVE PARTNERSHIP

            Agreements Provide for the Licensed Manufacture and Sale
                of Marlboro Cigarettes in China and Establishment
         of an International Equity Joint Venture Company in Switzerland

BEIJING - December 21, 2005 - The China National Tobacco Corporation (CNTC) and Philip Morris International (PMI), an international operating company of Altria Group, Inc., (NYSE: MO), have reached agreement on the licensed production in China of PMI's Marlboro brand and the establishment of an international equity joint venture between China National Tobacco Import and Export Group Corporation (CNTIEGC), a wholly owned subsidiary of CNTC, and PMI. The signing of the two agreements today at the Diaoyutai State Guesthouse in Beijing symbolizes a substantial step forward taken by the parties in establishing a long-term strategic cooperative partnership.

In accordance with relevant provisions of the Law of the People's Republic of China on Tobacco Monopoly, Marlboro, owned by PMI, will be produced under license at CNTC's affiliate factories, and will be distributed by CNTC's official distributors nationwide in China.

The international joint venture company to be established by CNTIEGC and PMI, in which each party will hold 50% of the shares of the company, will be based in Lausanne, Switzerland. Following its establishment, this joint venture company will offer consumers a comprehensive portfolio of Chinese heritage brands globally, expand the export of tobacco products and tobacco materials from China, and explore other business development opportunities. The joint venture company will utilize both CNTC's and PMI's extensive sales and distribution infrastructure, financial resources and management experiences to develop business opportunities worldwide.

"The agreements signed today with PMI will allow us to exert our strengths and create significant opportunities for sustained long-term mutual growth and commercial success on a global scale", said Li Keming, Deputy Chief Administrator of the State Tobacco Monopoly Administration.

"Our objective for cooperation with CNTC is to build a long-term global strategic partnership and the signing of these two agreements today constitutes an important and meaningful step in that direction", said Andre Calantzopoulos, Chief Executive Officer of PMI. "As soon as we have received the necessary worldwide regulatory approvals, we look forward to realizing the unique promise offered by this partnership over time."

It is expected by the parties that the production and sale of Marlboro cigarettes under license in China and the sale of Chinese style brands in selected international markets through the joint venture company will commence in the first half of 2006. Both CNTC and PMI anticipate that these agreements will not result in a material impact on their immediate financial results.

China National Tobacco Corporation
----------------------------------

The China National Tobacco Corporation (CNTC) was founded in 1982. As of the end of 2004, it had 33 provincial tobacco companies, 17 tobacco industrial companies, 57 cigarettes industrial enterprises, over 1,000 commercial enterprises, and national companies specializing in leaf tobacco, cigarette sales, tobacco machinery, materials, import and export, as well as other institutions. More information is available at www.tobacco.gov.cn

2004 Results
------------

Production volume                                    1,874 billion units
Sales volume                                         1,878 billion units
Industrial and commercial taxes and profits          RMB210 billion

Philip Morris International Inc.
--------------------------------

Philip Morris International Inc., with business headquarters in Lausanne, Switzerland, held a 14.5% share of the international cigarette market in 2004. Its brands, led by Marlboro and L&M, are sold in over 160 countries around the world. PMI is an operating company of Altria Group, Inc. More information is available at www.philipmorrisinternational.com.

2004 Results
------------

Net revenues                                USD $ 39.5 billion
Operating companies income                  USD $  6.6 billion
Unit volume                                      761.4 billion
Worldwide market share                                   14.5%


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